As filed with the Securities and Exchange Commission on July 8, 1996
                                                      Registration No. 333-06865



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------


                       CHILDREN'S BROADCASTING CORPORATION
             (Exact name of registrant as specified in its charter)

          MINNESOTA                         5961                     41-1663712
(State or other Jurisdiction of  (Primary Standard Industrial     (I.R.S. Employer
Incorporation or Organization)    Classification Code Number)   Identification Number)


                             724 FIRST STREET NORTH
                          MINNEAPOLIS, MINNESOTA 55401
                                 (612) 338-3300
               (Address and telephone number, including area code,
                  of registrant's principal executive offices)

                         CHRISTOPHER T. DAHL, PRESIDENT
                       CHILDREN'S BROADCASTING CORPORATION
                             724 FIRST STREET NORTH
                          MINNEAPOLIS, MINNESOTA 55401
                                 (612) 338-3300
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   COPIES TO:

                              AVRON L. GORDON, ESQ.
                             BRIGGS AND MORGAN, P.A.
                                 2400 IDS CENTER
                          MINNEAPOLIS, MINNESOTA 55402
                                 (612) 334-8455

                              LANCE W. RILEY, ESQ.
                       CHILDREN'S BROADCASTING CORPORATION
                             724 FIRST STREET NORTH
                          MINNEAPOLIS, MINNESOTA 55401
                                 (612) 330-9521

                                 ---------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.
                                 ---------------

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: |X|

         If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the following box: |_|

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|

         If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: |_|

                           --------------------------

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.



Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.


                    SUBJECT TO COMPLETION DATED JULY 8, 1996


PROSPECTUS

                                1,614,802 SHARES
                       CHILDREN'S BROADCASTING CORPORATION
                                  COMMON STOCK



         This Prospectus relates to 1,614,802 shares of Common Stock (the "Shares"), par value $.02 per share (the "Common Stock"), of Children's Broadcasting Corporation (the "Company") that may be offered for sale for the account of certain shareholders of the Company as stated herein under the heading "Selling Shareholders." The Shares being offered by the Selling Shareholders hereunder are (i) shares issued by the Company in connection with the acquisition of Radio Elizabeth, Inc. which operates a radio station in New Jersey; (ii) shares issued by the Company in connection with the purchase of the assets of Kids Airwaves LLC which operated a Colorado radio station; (iii) shares issued or issuable upon the exercise of warrants originally issued in connection with the Company's initial or second public offering completed in 1992; and (iv) shares issued or issuable upon exercise of warrants issued in connection with bridge financings completed by the Company between 1992 and 1996. No period of time has been fixed within which the Shares may be offered or sold. The Company's Common Stock is traded on the Nasdaq National Market under the symbol "AAHS." On July 2, 1996, the average of the high and low prices of the Common Stock on the Nasdaq National Market was $6.625 per share.


         The Selling Shareholders have advised the Company that sales of the Shares by them, or by their pledgees, donees, transferees or other successors in interest, may be made from time to time in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices. The Shares may be sold by one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. Sales may be made pursuant to this Prospectus to or through broker-dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or the purchasers of Common Stock for whom such broker-dealer may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). One or more supplemental prospectuses will be filed pursuant to Rule 424 under the Securities Act of 1933, as amended (the "Securities Act") to describe any material arrangements for the sales of the Shares when such arrangements are entered into by any of the Selling Shareholders and any other broker-dealers that participate in the sale of the Shares.

         The Selling Shareholders and any broker-dealers or other persons acting on their behalf in connection with the sale of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit realized by them on the resale of the Shares as principals may be deemed to be underwriting commissions under the Securities Act. As of the date hereof, there are no special selling arrangements between any broker-dealer or other person and any Selling Shareholder.

         The Company will not receive any part of the proceeds of any sales of Shares pursuant to this Prospectus. Pursuant to the terms of registration rights granted to the Selling Shareholders, the Company will pay all the expenses of registering the shares, except for selling expenses incurred by the Selling Shareholders in connection with this offering, including any fees and commissions payable to broker-dealers or other persons, which will be borne by the Selling Shareholders. In addition, such registration rights provide for certain other usual and customary terms, including indemnification by the Company of the Selling Shareholders against certain liabilities arising under the Securities Act.


         THE SHARES INVOLVE CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS.


                                ----------------
             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
                BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY
            STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY
              STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
            OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.
                                ----------------


                 THE DATE OF THIS PROSPECTUS IS JULY ____, 1996.




                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company pursuant to the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

         The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act. This Prospectus does not contain all of the information, exhibits and undertakings set forth in the Registration Statement, certain portions of which are omitted as permitted by the Rules and Regulations of the Commission. Copies of the Registration Statement and the exhibits are on file with the Commission and may be obtained, upon payment of the fee prescribed by the Commission, may be examined, without charge, at the offices of the Commission set forth above, or may be accessed on the Commission's World Wide Web site at www.sec.gov. For further information, reference is made to the Registration Statement and its exhibits.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents previously filed by the Company with the Commission pursuant to the Exchange Act are incorporated into this Prospectus by reference:

         (a) The Company's Annual Report on Form 10-KSB for the year ended December 31, 1995 (File No. 0-21534) filed on March 28, 1996;

         (b) The Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 1996 (File No. 0-21534) filed on May 3, 1996;

         (c) The description of the Company's Common Stock contained in its Registration Statement on Form S-2 (File No. 33-80721) as filed with the Commission on December 21, 1995 and amended by Amendment Nos. 1, 2, 3 and 4 filed on February 1, February 20, February 27 and February 28, 1996, respectively;

         (d) The Company's 8-K Report filed on June 19, 1996 (File No. 0-21534), relating to acquisition of Radio Elizabeth, Inc.;

         (e) The Company's 8-K/A Report filed on June 21, 1996 (File No. 0-21534), relating to acquisition of Radio Elizabeth, Inc.;

         (f) The Company's 8-K Report filed on June 18, 1996 (File No. 0-21534), relating to acquisition of the assets of Radio Station WCAR-AM;

         (g) The Company's 8-K/A Report filed on June 21, 1996 (File No. 0-21534), relating to acquisition of the assets of Radio Station WCAR-AM;

         (h) The Company's 8-K Report filed July 3, 1996 (File No. 0-21534), relating to changes in the Company's certifying accountant; and


         (i) The Company's 8-K Report filed July 8, 1996 (File No. 0-21534), relating to Cautionary Statements for purposes of Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.


         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering hereunder shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

         Any statement contained herein or in a document all or any portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide, without charge, to each person to whom this Prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the foregoing documents (other than exhibits to such documents which are not specifically incorporated by reference in such documents). Written requests for such copies should be directed to the Company at 724 First Street North, Fourth Floor, Minneapolis, Minnesota 55401, Attention: Chief Financial Officer. Telephone requests may be directed to the office of the Chief Financial Officer of the Company at (612) 338-3300.


                               PROSPECTUS SUMMARY

         The following summary is qualified by the more detailed information and consolidated financial statements appearing elsewhere or incorporated by reference in this Prospectus. Unless otherwise indicated, information in this Prospectus gives effect to a one-for-two reverse stock split with respect to the Common Stock effected on January 23, 1996.

         This Prospectus contains forward-looking statements that involve risks and uncertainties. Purchasers of the Company's Common Stock are cautioned that the Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those factors discussed herein under "Risk Factors" and elsewhere in the Prospectus, including the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995.

                                   THE COMPANY


         Children's Broadcasting Corporation is the only full-time national broadcaster of children's radio programming in the United States. The Company develops, produces and distributes programming that is entertaining and informative, and directed to the interests and radio listening patterns of pre-teenage children and their families. The Company's Radio AAHS(R)* format provides 24-hour programming featuring music, stories, call-in segments, quizzes and current events features. The programming varies by time of day in order to attract that component of its prospective audience most likely to be listening. The programming originates at the Company's flagship station, WWTC in Minneapolis, Minnesota and is distributed via satellite to a network of radio stations around the country, which includes stations owned or operated by the Company as well as affiliated stations owned by third parties.




* Radio AAHS is the registered Trademark of Children's Broadcasting Corporation.



         The Company's strategy is to attract listeners and advertisers to the Radio AAHS programming format by continually refining its content and expanding the distribution network. Elements of this strategy include (i) attracting a loyal listenership by maintaining high quality, distinctive programming directed to its target audience, (ii) reinforcing this loyalty by creating a brand identity through the creation of characters which are integrated into its programming, (iii) delivering this listenership base to national advertisers by expanding its radio network to obtain a critical mass of United States' population coverage, and (iv) making opportunistic acquisitions of radio stations in key markets.


         The Company derives its revenue primarily from the sale of local and network time to advertisers. The Company believes that national advertising time can be sold in greater quantities and at significantly higher rates, with no significant additional operating costs, as the national coverage of its radio network increases. In addition, by expanding through acquisitions, the Company can secure a presence in particular markets and increase the amount of local advertising time available to it for sale. The Company distributes its programming to markets representing approximately 34% of the United States' population, and has a presence in the top two markets and five of the top eight markets in the United States.


         Prior to the Company's development of the Radio AAHS format, there were not any full-time radio formats which targeted the pre-teen market. It is estimated that over $1.0 billion in advertising dollars is directed toward children annually, yet virtually none of these advertising dollars is currently spent on radio. The Company believes that advertisers trying to reach children have not utilized radio due to the lack of children's programming on the radio. By providing quality programming which is appealing to both pre-teens and their parents and by pursuing vigorous sales and marketing efforts, the Company believes it will be able to attract an increasing portion of the annual advertising dollars aimed at this previously under-served market segment.

         The Company seeks to further develop the Radio AAHS format and network by establishing relationships with strategic partners. To date, the Company has developed strategic relationships with ABC Radio Network, Inc. ("ABC"), The Walt Disney Company ("Walt Disney") and Time Warner, Inc. In November 1995, the Company entered into an agreement with ABC (the "ABC Agreement") pursuant to which ABC's affiliate development and national advertising sales staffs augment the Company's efforts to market the Radio AAHS format to broadcasters and advertisers. The Company believes that ABC, the largest radio network company in the world with more than 2,900 current affiliated radio stations, will enable the Company to accelerate the expansion of the Radio AAHS network. Pursuant to the ABC Agreement, ABC was issued a warrant to purchase up to 1,088,684 shares of the Company's non-voting Common Stock, exercisable through November 23, 1997. The Walt Disney strategic affiliation includes agreements for the Company to broadcast from Disneyland and Walt Disney World.


         The Company plans, beginning July 15, 1996, to distribute the full 24-hour Radio AAHS format over the Internet pursuant to an agreement with NetRadio Network. When such distribution begins, the World Wide Web site at which this format can be heard will be www.netradio.net.


         The Company was incorporated under the Minnesota Business Corporation Act on February 7, 1990. All references to the Company herein include its subsidiaries, unless otherwise noted. The Company's executive office is located at 724 First Street North, Minneapolis, Minnesota 55401, and its telephone number is (612) 338-3300. Its World Wide Web site is www.radio-aahs.com.


                                  RISK FACTORS

         An investment in the shares of Common Stock offered hereby involves a high degree of risk. Prospective investors should carefully consider the following risk factors, in addition to the other information set forth in this Prospectus, in connection with an investment in the shares of Common Stock offered hereby.

         When used below and elsewhere in this Prospectus, including documents incorporated herein by reference, the words "believes," "anticipates," "will" and "intends" and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Potential purchasers of the Company's Common Stock are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof.


       COMPANY DEVELOPMENT; HISTORY OF OPERATING LOSSES. The Company is continuing to develop its radio network and is generally subject to the risks attendant to a new or emerging business venture. The Company has incurred net losses since its inception in 1990 and has not generated positive cash flow sufficient to fund its ongoing operations. For the three years ended December 31, 1993, 1994, 1995 and the three months ended March 31, 1996, the Company incurred net losses of $3,247,000, $4,519,000, $6,107,000 and $1,876,000, respectively, and anticipates that it will continue to operate at a loss from operations for the remainder of 1996. Due to such losses, and because the Company has not generated positive cash flow from operations, the Company has had frequent working capital shortages. Working capital requirements have been met by short-term borrowings from investors, including affiliates of the Company, and from the proceeds of public offerings of the Company's Common Stock. The Company is seeking sources of financing for its future working capital needs and for future acquisitions, although it has no current commitments for such financing. Such arrangements could include debt financing involving the leveraging of the Company's radio station properties under agreements with asset-based or other lenders. If the Company should be unable to obtain working capital when required, its operations and prospects would be materially and adversely affected. At March 31, 1996, the Company had working capital of approximately $13,800,000, approximately $8,500,000 of which was committed by the Company to fund planned acquisitions. See "Risk Factors - Risks Related to Acquisition of Radio Elizabeth."


         RISKS RELATED TO ACQUISITION OF RADIO ELIZABETH. On June 4, 1996, the Company acquired all of the issued and outstanding stock of Radio Elizabeth, Inc. ("REI"), which holds a Federal Communications Commission ("FCC") license for WJDM-AM Radio Station licensed to Elizabeth, New Jersey on the 1530 kHz frequency. Under the terms of the Stock Purchase Agreement entered into in January 1996 between the Company and the sole shareholder of REI, John Quinn ("Seller"), the aggregate consideration for the acquisition was $11,500,000, $10,000,000 of which was to be paid in cash and the remainder over ten years pursuant to the terms of a Non-Competition and Consultancy Agreement. On June 1, 1996, pursuant to an agreement of the parties to amend the purchase terms, the Company and the Seller entered into a Securities Agreement ("Securities Agreement") pursuant to which the Seller agreed to accept 270,468 shares of the Company's Common Stock in lieu of $2,500,000 of the cash portion of the purchase price, and the Company issued such shares in accordance with the Securities Agreement. In accordance with the Securities Agreement, the Seller or any subsequent holders were granted certain rights exercisable prior to September 1, 1996 with respect to registration of such shares. To secure the obligation, the Company escrowed $2,500,000. This amount is in addition to the amount which the Company has committed to fund planned acquisitions. The Seller has subsequently requested registration of the shares issued to him, and the Company intends to proceed to file a Registration Statement under the Act with respect to the shares. If the Company fails to complete such registration by July 31, 1996, the Seller will have the right to exchange such shares for the $2,500,000 held in escrow.

         The FCC granted its consent to the transfer of control of REI to the Company by action taken on April 11, 1996. On May 16, 1996, a "Petition for Reconsideration or to Set Aside Grant of Application Pending Action on Request for Declaratory Ruling" was filed by Press Broadcasting Company, Inc. Because of this filing, the FCC consent to the transfer of control is not a final action, and is thus subject to possible rescission, review or further appeal. In recognition of this possibility, the parties entered into an Unwind Agreement at the closing which provides that in the event of rescission of the FCC grant of its consent, the parties would "unwind" the transaction which would place the parties back in their pre-closing positions. The Unwind Agreement does not require the Seller to escrow funds for, or to collateralize his obligations under, the Unwind Agreement, and the Company would be at risk in the event the Seller failed, or was unable, to rescind or unwind the transaction. In addition, if the transfer of control of the FCC license were rescinded by the FCC, the Company would lose market coverage in all or portions of the New York City AM radio market, which is currently the largest in the United States. If the Company would be unable to make an alternate acquisition in such market, the revenue generated from its network would be materially and adversely affected.

         REI, in addition to its license for operation on 1530 kHz, presently has issued to it a special temporary authorization ("STA") for operation on 1660 kHz at 10 kw power, which provides coverage of a significant portion of the New York market. WJDM has been broadcasting the Company's Radio AAHS(R) programming in the nation's largest radio market since February 1, 1996, over its 1660 kHz frequency pursuant to a local programming and marketing agreement. The STA frequency is located in a portion of the spectrum referred to as the expanded band ("Expanded Band") recently allocated by the FCC and assigned to certain AM broadcasters in order to implement Congressional policy. REI and other Expanded Band licensees are expected to be allowed to operate on both their original frequencies and the Expanded Band frequencies for a period of five years, after which time the licensee must elect which frequency on which it will continue broadcasting. There can be no assurance that REI will ever receive a permanent license to an Expanded Band frequency, and failure to obtain such a license would leave the Company broadcasting from only the existing licensed frequency, which at 1 kw power does not cover the New York market, thereby resulting in a substantial diminution of the value of the Company's investment in REI. Most radio receivers produced prior to 1990 cannot receive Expanded Band frequencies.


         ADDITIONAL FINANCING REQUIREMENTS. Part of the Company's strategy for development and expansion of its network includes acquiring and/or operating radio properties in key United States markets. There can be no assurance that the Company will be able to identify and complete suitable acquisitions on terms favorable or acceptable to the Company. In the event the Company purchases additional stations, the Company will require additional financing. There can be no assurance that such financing will be available on terms acceptable to the Company.


         Assuming the Company is able to retain the $2,500,000 held in escrow in connection with REI, the Company believes that the proceeds from its February 1996 public offering will be sufficient to meet its anticipated cash requirements through 1996; however, additional financing will be required to fund future operations and the expansion of its radio network. Additional financing may be required before the end of 1996 if the growth of the network exceeds the Company's current expectations, if revenue goals are not met, or if the Company is presented with opportunities for acquisitions which exceed the Company's financial resources. In addition, if the Company is obligated to pay $2,500,000 to the Seller in lieu of the shares delivered in the REI transaction as described above, the Company will not have sufficient working capital anticipated to be needed for 1996 operations and will require financing for operations as well as to fund acquisitions. There can be no assurance that such additional financing will be available to the Company when required, or if available, that it would be on terms acceptable or favorable to the Company. Additional financing could require the sale of equity securities, which could result in significant dilution to the Company's shareholders.

         ACCEPTANCE OF RADIO FORMAT. The Company produces and distributes a unique 24-hour children's radio format. There can be no assurance that the Company's programming will gain acceptance by listeners and advertisers. In addition, the Company's primary target audience is not rated by a recognized rating service. Such ratings are generally used by potential advertisers in making advertising decisions. The Company is working with ratings services to attempt to develop such ratings for the pre-teen market. However, there can be no assurance that such ratings can be developed or that the Company will be able to attract additional national advertisers.


         DEVELOPMENT OF NATIONAL RADIO NETWORK. Since late 1992, the Company has been developing a network of affiliated and owned or operated radio stations to carry its satellite-transmitted programming to domestic radio markets. The Company's affiliation agreements have terms varying from one to three years. There can be no assurance that the Company will be successful in retaining existing affiliates or attracting additional affiliates. Since the inception of the network a total of eight former affiliate stations have discontinued their affiliation. In cases where the Company deems it appropriate, the Company intends to seek alternate affiliates by entering into affiliation agreements or local marketing agreements ("LMAs"), through which third-party owned stations broker broadcast time to the Company, or by acquiring stations in key markets. In addition, the Company could encounter substantial delays, expenses or other unforseen difficulties in establishing its network. The Company also risks the potential loss of strategic alliances which it has developed in connection with its strategy to develop the Company's brand, to assist in growth of the Company's network and to pursue ancillary business opportunities. Furthermore, the signal of the Company's affiliates and of its owned and operated stations may not cover households in certain portions of the markets in which such stations broadcast. In addition, the Company's management has limited experience in the development or operation of a national radio network.

         The success and viability of the Company's network will depend upon its ability to generate substantial revenue from network advertisers. For the year ended December 31, 1995, the Company's network, which is in a development phase, generated $1,059,000 in revenue. For the years ended December 31, 1993, 1994 and 1995, approximately 45%, 51% and 42%, respectively, of the Company's revenue was derived from its radio stations which do not carry the Radio AAHS format:
KTEK-AM, Houston, Texas, KCNW-AM, Kansas City, Kansas, WZER-AM, Milwaukee, Wisconsin and KYCR-AM, Minneapolis, Minnesota. For each of the years in the three year period ended December 31, 1995, the Company derived approximately 13%, 16% and 13%, respectively, of its revenue from KTEK-AM; approximately 10%, 11% and 9%, respectively, of its revenue from KCNW-AM; approximately 11%, 12% and 11%, respectively, of its revenue from WZER-AM; and approximately 11%, 12% and 9%, respectively, of its revenue from KYCR-AM. If the Company converts any of these stations to the Radio AAHS format, its revenue may be negatively affected until a new advertising base is developed for the Radio AAHS format in those markets. No assurance can be given that the Company will be able to acquire additional stations in major markets or to increase the number of network affiliates to a level which would enable it to increase network advertising, or that the Company will be able to generate sufficient advertising revenue to operate profitably in the future.


         RELIANCE ON CURRENT MANAGEMENT. The Company is dependent on the management services of its current management team. If the Company were to lose the services of these individuals, its business could be adversely affected. None of the members of the Company's current senior management team is subject to employment contracts with the Company. The Company does not maintain insurance on the lives of its key employees.

         POTENTIAL CONFLICTS OF INTEREST. The Company leases broadcast and office facilities from its President, Christopher T. Dahl, and another director, Richard W. Perkins, and the WWTC and KYCR radio transmission tower site from Mr. Dahl. The Company also shares certain management services with Community Airwaves Corporation ("CAC"), which are provided by another entity, Radio Management Corporation ("RMC"), owned by Messrs. Dahl, Perkins and Cowles, who also own CAC. The management services consist of administrative, legal and accounting services. Such arrangements involve potential conflicts of interest in connection with the pricing of services provided. In addition, CAC may acquire interests in additional stations. Such ownership would, under current FCC regulations, limit the number of additional radio stations which the Company may acquire. In addition, the Company has entered into an agreement with CAC whereby the Company is required to obtain the consent of CAC for any acquisition of an FM station or of an AM station located outside the largest 125 U.S. markets. Such agreement may result in conflicts of interest with members of the Company's management and could be detrimental to the Company. The Company has also entered into an affiliation agreement with a subsidiary of CAC subject to its acquisition of a radio station in Honolulu, Hawaii.

         COMPETITION. The Company currently derives the majority of its revenue from the sale of local radio advertising time on its owned and operated stations to advertisers in their respective metropolitan markets and faces substantial competition from other radio and television stations as well as other media in those markets. Factors contributing to the Company's ability to attract local advertisers include the success of a station in attracting listeners and the perceived quality of the Company's programming, There can be no assurance that the Company can successfully compete for listeners and advertising revenues with other radio and television networks and other entertainment organizations. The Company may also experience competition from developing technologies in the radio industry.

         In addition to the Company's current competition for local advertising, the Company also competes for network advertising. Other entertainment organizations, including but not limited to radio syndicators and radio stations, many of which have greater resources than the Company, could develop a children's radio format similar to Radio AAHS. Although radio stations must be licensed by the FCC, there are no significant impediments to the entry of new competitors into the Company's markets. While the Company continues to seek protection for its original programming, where appropriate, under applicable copyright and trademark laws, the Radio AAHS format could be imitated by others seeking to enter the children's radio field.

         FCC REGULATION. Although the radio broadcast licenses of the stations owned by the Company are already granted, their continuation and the continued licensing of any radio station acquired by the Company depend upon compliance with the laws, rules and regulations of the FCC. The FCC can revoke licenses for serious misconduct, subject to the right to an evidentiary hearing, or it may fail to renew a license or impose monetary fines for breach of its rules. Neither the Company nor CAC has ever been denied any FCC license or renewal, or had a fine imposed by the FCC. In recent years, a number of competing applications and formal and informal objections have been filed with respect to broadcast renewal applications. Even though the vast majority of all license renewal applications are granted, and under the Telecommunication Act of 1996 (the "1996 Act") competing applications in license renewal proceedings are no longer allowed, there can be no assurance that renewal of the Company's licenses will be granted. Furthermore, approvals are required for the transfer of ownership. Three directors and attributable shareholders of the Company have interests in AM and FM radio stations unrelated to the Company. Under current FCC regulations, these interests are attributed to the Company and may limit the markets in which the Company can acquire stations. The 1996 Act eliminated the limit upon the number of stations that can be under common ownership or control nationally. Local ownership was substantially relaxed according to market size. See "Risk Factors - Risks Related to Acquisition of Radio Elizabeth."

         ANTI-TAKEOVER PROVISIONS. The Board of Directors, without any action by the Company's shareholders, has the authority to issue the remaining undesignated and unissued authorized shares and to fix the powers, preferences, rights and limitations of such shares or any class or series thereof, without shareholder approval. Persons acquiring such shares could have preferential rights with respect to voting, liquidation, dissolution or dividends over existing shareholders. The Company is subject to certain provisions of the Minnesota Business Corporation Act which limit the voting rights of shares acquired in "control share acquisitions" and restrict certain "business combinations." Such provisions, as well as the ability to issue undesignated shares, could have the effect of deterring or delaying a takeover or other change in control of the Company, deny shareholders the receipt of a premium on their Common Stock and depress the market price of the Company's Common Stock.

         CONTROL BY PRINCIPAL SHAREHOLDERS. Approximately 38% of the Company's outstanding Common Stock is beneficially owned by the Company's current officers and directors. Accordingly, such persons may be able to significantly influence the Company's business and affairs. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control of the Company. See "Principal Shareholders."

         NO ASSURANCE AS TO LIQUIDITY ON THE NASDAQ NATIONAL MARKET. The Common Stock is currently listed on the Nasdaq National Market System. There can be no assurance that the Common Stock will be actively traded on such market or that, if active trading does develop, it will be sustained.

         IMPACT OF SALE OF SHARES; SHARES ELIGIBLE FOR FUTURE SALE. The Company had approximately 5.6 million shares of Common Stock outstanding as of June 13, 1996 and had warrants and options to purchase additional Common Stock outstanding totaling approximately 2.6 million common shares exercisable at prices ranging from $2.20 to $13.80 per share. The sale of the shares offered hereby (the "Shares"), and the sale of additional Common Stock which may become eligible for sale in the public market from time to time upon exercise of warrants and stock options could have the effect of depressing the market prices for the Company's Common Stock.

         ABSENCE OF DIVIDENDS. The Company has not paid any cash dividends since its inception and does not anticipate paying cash dividends in the foreseeable future. The Company presently expects to retain its earnings to finance the development and expansion of its business. The declaration or payment by the Company of dividends, if any, on its Common Stock in the future is subject to the discretion of the Board of Directors and will depend on the Company's earnings, financial condition, capital requirements and other relevant factors. The Company issued 290,213 shares of convertible preferred stock in connection with its merger with a California corporation, licensee of radio station KPLS-AM, Orange County, California. The convertible preferred stock ranks senior to Common Stock and all other series of preferred stock as to payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up of the Company, voluntary or involuntary.


                              SELLING SHAREHOLDERS

         The following table sets forth, as of June 13, 1996, the name of each Selling Shareholder, certain beneficial ownership information with respect to the Selling Shareholders, and the number of Shares that may be sold from time to time by each pursuant to this Prospectus. There can be no assurance that the shares offered hereby will be sold.

                                                                                                       PERCENTAGE OF
                                                                                                        OUTSTANDING
                                                 SHARES                             SHARES                SHARES
                                              BENEFICIALLY                       BENEFICIALLY          BENEFICIALLY
                                                  OWNED          SHARES           OWNED UPON            OWNED UPON
                                                PRIOR TO        OFFERED       COMPLETION OF THE      COMPLETION OF THE
SELLING SHAREHOLDER                             OFFERING         HEREBY          OFFERING (1)            OFFERING
- ------------------------------------------   --------------  -------------   --------------------  ---------------------
John Quinn.................................       270,468        270,468                0                    0
Daniel Villanueva..........................       141,479        141,479                0                    0
James Villanueva...........................       141,479        141,479                0                    0
Okabena Partnership K......................       136,971        136,971                0                    0
Special Situations Fund III, L.P...........       105,412        105,412                0                    0
William D. Corneliuson.....................        87,500         87,500                0                    0
David Gardner..............................        83,270         83,270                0                    0
William Toles..............................        62,500         62,500                0                    0
Pyramid Partners, L.P......................        46,344         46,344                0                    0
IndustriCorp & Co., Inc. FBO T.C. Carpenters       40,306         40,306                0                    0
Special Situations Cayman Fund, L.P........        35,416         35,416                0                    0
Kids Airwaves LLC..........................        33,136         33,136                0                    0
Leslie Bebee...............................        28,750         28,750                0                    0
Donald Brattain............................        26,250         26,250                0                    0
Daniel S. Perkins Trustee UA Dated 5/12/88
   FBO Daniel S. Perkins...................        24,000          6,250           17,750                    *
Burton Toles...............................        22,500         22,500                0                    0
Larry P. Arnold............................        21,617         21,617                0                    0
Davis & Lehr Properties....................        20,000         20,000                0                    0
Daniel S. and Patrice M. Perkins Joint Tenants     18,750         18,750                0                    0
David B. and Lise H. Potter Joint Tenants..        18,750         18,750                0                    0
William R. and Marla C. Kennedy Joint Tenants      18,308         18,308                0                    0
J. Bicknell Lockhart, Jr. and Mary Ann Lockhart,
  Trustees of the Lockhart Family Trust UA Dated
  11/4/85..................................        18,308         18,308                0                    0
Founding Partners II, Limited Partners.....        17,500         17,500                0                    0
Capital Kids' Radio Company................        16,667         16,667                0                    0
John F. Rooney.............................        15,519         15,519                0                    0
Russ Davis Wholesale, Inc..................        15,000         15,000                0                    0
John T. Golle..............................        12,500         12,500                0                    0
John B. Goodman............................        12,500         12,500                0                    0
James H. Lehr..............................        12,500         12,500                0                    0
Edward E. Stricklund.......................        12,500         12,500                0                    0
Dennis J. Hanish...........................        12,435          7,435            5,000                    *
James G. and Joan E. Peters, Joint Tenants.        12,269          8,750            3,519                    *
H. James Roitenberg........................        10,808         10,808                0                    0
Donald M. and Pauline H. Roux Joint Tenants        10,808         10,808                0                    0
Stephen L. Wallack.........................        10,808         10,808                0                    0
Dave M. Westrum............................         7,759          7,759                0                    0
Jacqueline Paster..........................         7,500          7,500                0                    0
Patrice M. Perkins, Trustee UA Dated 5/12/88
  FBO Patrice M. Perkins...................         6,250          6,250                0                    0
Michael R. Wigley..........................         6,250          6,250                0                    0
DoubleSpace................................         5,000          5,000                0                    0
R. Hunt Greene.............................         4,677          4,677                0                    0
Bob Allison................................         4,635          4,635                0                    0
John E. Feltl..............................         3,840          3,840                0                    0
Richard Heise..............................         3,840          3,840                0                    0
Elizabeth J. Hyduke........................         3,750          3,750                0                    0
Stephen P. Hyduke..........................         3,750          3,750                0                    0
Summit Investment Corporation..............         3,300          3,300                0                    0
Questcom Media Brokerage, Inc..............         2,437          2,437                0                    0
Paul R. Kuehn..............................         1,870          1,870                0                    0
Thomas J. Gagner...........................         1,700          1,700                0                    0
John Ryden.................................         1,185          1,185                0                    0


*Less than 1%.


         The Company has agreed to bear all expenses (other than selling commissions and fees) in connection with the registration and sale of the Shares being offered by the Selling Shareholders in over-the-counter market transactions or in negotiated transactions. See "Plan of Distribution." The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the resale of the Shares from time to time in over-the-counter market transactions or in negotiated transactions. This Prospectus forms a part of such Registration Statement.

                                 USE OF PROCEEDS

         The Shares offered hereby will be sold by the Selling Shareholders. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders. See "Selling Shareholders."

                              PLAN OF DISTRIBUTION

         The Shares offered hereby may be offered by the Selling Shareholders from time to time. The Company will receive no proceeds from the sale of the Shares. Sales may be effected by the Selling Shareholders in transactions on the Nasdaq Stock Market, in negotiated transactions, or in a combination of such methods of sale, at prices relating to prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions).

         The Selling Shareholders and any persons who participate in the sale of the Shares from time to time, may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any commissions paid or discounts or concessions allowed to any such persons and any profits received on resale of the Shares, may be deemed to be underwriting compensation under the Securities Act.

         In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available.

         In accordance with the terms of Warrants exercisable or exercised to purchase Common Stock by certain of the Selling Shareholders, the Company has agreed to indemnify such Selling Shareholders and their control persons with respect to certain liabilities in connection with the sale of the Shares pursuant to this Prospectus, including liabilities under the Securities Act and the Exchange Act. In addition, certain Selling Shareholders have agreed to indemnify the Company, its directors, officers, agents and control persons against certain liabilities incurred as a result of information provided by the Selling Shareholders for use in this Prospectus. Insofar as indemnification for liabilities arising under the Securities Act may be permitted pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                  LEGAL MATTERS


         The validity of the Shares offered hereby and certain legal matters pertaining to the Company, including matters incorporated herein by reference relating to the regulation of the Company by the FCC and related matters, were passed upon on behalf of the Company by Lance W. Riley, Esq., General Counsel to the Company.


                                     EXPERTS

         The consolidated financial statements as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 of Children's Broadcasting Corporation, incorporated by reference in this Prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon (which contain an explanatory paragraph with respect to substantial doubt about the Company's ability to continue as a going concern and management's plans described in Note 2 to the consolidated financial statements). Such consolidated financial statements are incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         The financial statements of Radio Elizabeth, Inc. as of April 30, 1994 and 1995 and for each of the three years in the period ended April 30, 1995, incorporated by reference in this Prospectus have been audited by Smolin, Lupin & Co., P.A., independent auditors, as set forth in their report thereon. Such financial statements are incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         The financial statements of Wolpin Broadcasting Company as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995, incorporated by reference in this Prospectus, have been audited by Kleiman, Carney & Greenbaum, independent auditors, as set forth in their report thereon. Such financial statements are incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.




         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER DESCRIBED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE UNDER THIS PROSPECTUS SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR SINCE THE DATE OF ANY DOCUMENTS INCORPORATED HEREIN BY REFERENCE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES, OR AN OFFER OR SOLICITATION IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH STATE.




                              ---------------------

                                TABLE OF CONTENTS

                              ---------------------

                                                     Page


Available Information................................. 2
Incorporation of Certain Documents
  by Reference........................................ 2
Prospectus Summary.................................... 4
Risk Factors.......................................... 6
Selling Shareholders..................................11
Use of Proceeds.......................................12
Plan of Distribution..................................12
Legal Matters.........................................12
Experts...............................................13





                                1,614,802 SHARES





                             CHILDREN'S BROADCASTING
                                   CORPORATION


                                  COMMON STOCK



                              --------------------

                                   PROSPECTUS

                              --------------------







                                 July ___, 1996




                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses payable by the Company in connection with the sale and distribution of the Shares being registered. All amounts shown are estimates, except the registration fee.

         SEC registration fee......................................$   4,000
         Legal fees and expenses...................................   10,000
         Accounting fees and expenses..............................   13,000
         Blue sky and related fees and expenses....................    2,000
         Miscellaneous (including listing fees, if applicable).....    5,000
                                                                   ---------

              Total................................................$  34,000
                                                                   =========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Registrant is a Minnesota corporation. Reference is made to Minnesota Statutes Section 302A.521 which provides that a Minnesota business corporation shall indemnify any director, officer, employee or agent of the corporation made or threatened to be made a party to a proceeding, by reason of the former or present official capacity (as defined) of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain statutory standards are met. "Proceeding" means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the corporation. Section 302A.521 contains detailed terms regarding such right of indemnification and reference is made thereto for a complete statement of such indemnification rights.

         Article 6.2 of the Company's Amended and Restated Bylaws, as amended, provides that directors, officers, employees and agents, past or present, of the Company, and persons serving as such of another corporation or entity at the request of the Company, shall be indemnified by the Company for such expenses and liabilities, in such manner, under such circumstances, and to such extent as permitted under Minnesota Statutes 302A.521.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

          5.1     Opinion of Lance W. Riley, Esq.

         23.1     Consent of Lance W. Riley, Esq.
                  (included in Exhibit 5.1).

         23.2     Consent of Ernst & Young LLP.

         23.3     Consent of Smolin, Lupin & Co., P.A.

         23.4 Consent of Kleiman, Carney & Greenbaum, Certified Public Accountants.

         24 Power of Attorney (included on signature page to the Registration Statement).

ITEM 17.  UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions summarized in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes that (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance on Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective and (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has duly caused Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on July 8, 1996.



CHILDREN'S BROADCASTING CORPORATION



By  /s/ James G. Gilbertson
    James G. Gilbertson, Chief Operating
    Officer, Chief Financial Officer and
    Treasurer




         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on the dates and in the capacities indicated.



Signature                       Title                              Date

         *                      President, Chief Executive         July 8, 1996
Christopher T. Dahl             Officer and Director (Principal
                                Executive Officer)

         *                      Chief Operating Officer, Chief     July 8, 1996
James G. Gilbertson             Financial Officer and Treasurer
                                (Principal Accounting Officer and
                                Principal Financial Officer)

         *                      Director                           July 8, 1996
Richard W. Perkins


         *                      Director                           July 8, 1996
Rodney P. Burwell

         *                      Director                           July 8, 1996
Mark A. Cohn


*  /s/ James G. Gilbertson
   James G. Gilbertson
   Attorney-in-Fact

Dated: July 8, 1996



                                  EXHIBIT INDEX


NUMBER                              DESCRIPTION
- ------  --------------------------------------------------------------------

5.1      Opinion of Lance W. Riley, Esq.

23.1     Consent of Lance W. Riley, Esq.
         Exhibit 5.1).


23.2     Consent of Ernst & Young LLP.*

23.3     Consent of Smolin, Lupin & Co., P.A.*

23.4     Consent of Kleiman, Carney & Greenbaum, Certified Public Accountants.*

24       Power of Attorney (included on signature page to Registration
         Statement).*



- ----------------

* Previously filed.